UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 22, 2003

SOUTHWEST GAS CORPORATION
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization) 5241 Spring Mountain Road Post Office Box 98510 Las Vegas, Nevada (Address of principal executive offices)	1-7850 (Commission File Number)	88-0085720 (I.R.S. Employer Identification No.) 89193-8510 (Zip Code)

Registrant's telephone number, including area code: (702) 876-7237

Item 5. Other Events and Regulation FD Disclosure.

In connection with Southwest Gas Corporation’s (“Southwest” or the “Company”) Registration Statement on Form S-3, the Company is filing a description of its common stock, for the purpose of updating that description, and a form of common stock certificate.

Southwest is authorized to issue up to 45,000,000 shares of its common stock, $1.00 par value. As of March 31, 2003, 33,558,966 shares of its common stock were outstanding.

The holders of Southwest common stock are entitled to receive such dividends as the Southwest board of directors may from time to time declare, subject to any rights of holders of outstanding shares of Southwest preferred stock. Except as otherwise provided by law, each holder of common stock is entitled to one vote per share on each matter submitted to a vote of a meeting of shareholders, subject to cumulative voting rights with respect to the election of directors and any class or series voting rights of holders of preferred stock.

In the event of any liquidation, dissolution or winding up of Southwest, whether voluntary or involuntary, the holders of shares of Southwest common stock, subject to any rights of holders of outstanding shares of Southwest preferred stock, are entitled to receive any remaining assets of Southwest after the discharge of its liabilities.

Holders of Southwest common stock are not entitled to preemptive rights to subscribe for or purchase any part of any new or additional issue of stock or securities convertible into stock. Southwest common stock does not contain any redemption provisions or conversion rights and is not liable to assessment or further call.

Southwest is the registrar and transfer agent for its common stock.

The Southwest board of directors is authorized, pursuant to Southwest’s articles of incorporation, to issue up to 5,000,000 shares of preferred stock in one or more series and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series. As of March 31, 2003, no shares of preferred stock were outstanding.

Item 7. Financial Statements and Exhibits.

(c)   Exhibits

4     Form of common stock certificate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 22, 2003	SOUTHWEST GAS CORPORATION /s/ ROY R. CENTRELLA Roy R. Centrella Vice President/Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

4	Form of common stock certificate.